Mark Griffin, Investors 629.213.5672 mark.griffin@alliancebernstein.com	Carly Symington, Media 629.213.5568 carly.symington@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES THIRD QUARTER RESULTS
GAAP Diluted Net Income of $0.50 per Unit
Adjusted Diluted Net Income of $0.65 per Unit
Cash Distribution of $0.65 per Unit

Nashville, TN, October 26, 2023 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended September 30, 2023.
“AB delivered organic growth in several key services, while markets and flows reflected investor risk aversion as yields moved higher throughout the quarter," said Seth P. Bernstein, President and CEO of AllianceBernstein. “AB saw modest net outflows of $1.9 billion, with active net flows nearly flat. Retail gained market share, with organic growth driven by taxable fixed income and municipals. Our municipal SMA business reached $20 billion in AUM, more than doubling organically over the last five years. In Institutional, fixed income and passive equity outflows more than offset active equities organic growth. Investment performance remained strong in fixed income, with modest improvement in equities. Reflecting higher year-over-year average AUM, on an adjusted basis revenues rose 4%, operating income increased by 13% and earnings per Unit and distributions to unitholders rose by 2%."

(US $ Thousands except per Unit amounts)	3Q 2023	3Q 2022	% Change	2Q 2023	% Change
U.S. GAAP Financial Measures
Net revenues	$1,032,056	$986,984	4.6%	$1,008,456	2.3%
Operating income	$175,250	$170,305	2.9%	$188,661	(7.1%)
Operating margin	17.2%	18.3%	(110 bps)	18.4%	(120 bps)
AB Holding Diluted EPU	$0.50	$0.56	(10.7)%	$0.53	(5.7%)

Adjusted Financial Measures (1)
Net revenues	$845,792	$814,031	3.9%	$822,631	2.8%
Operating income (2)	$236,854	$209,689	13.0%	$221,947	6.7%
Operating margin (2)	28.0%	25.8%	220 bps	27.0%	100 bps
AB Holding Diluted EPU	$0.65	$0.64	1.6%	$0.61	6.6%
AB Holding cash distribution per Unit	$0.65	$0.64	1.6%	$0.61	6.6%

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$669.0	$612.7	9.2%	$691.5	(3.3%)
Average AUM	$689.6	$653.9	5.5%	$678.4	1.7%
(1) The adjusted financial measures represent non-GAAP financial measures. See page 12 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 13-14 for notes describing the adjustments.
(2) During the second quarter of 2023, we revised adjusted operating income for the impact of interest on borrowings to align with our industry peers. We have recast prior periods to align with current periods presentation.

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Bernstein continued, "Retail sales continued to reflect strong demand for taxable and municipal fixed income, contributing to net inflows growing organically by 7% and 14% annualized, respectively. US Retail net inflows grew 9% annualized, positive 12 of the last 13 quarters. Retail channel net inflows were $1.6 billion. Our Institutional channel saw net outflows of $3.5 billion driven by taxable fixed income and passive equities, partially offset by active equities annualized organic growth of 7%. The pipeline of awarded but unfunded Institutional mandates was $12.5 billion at quarter-end, with private alternatives comprising more than 80% of the fee base. Private Wealth maintained healthy sales with net flows flat in the quarter, and up 1.6% year-to-date. Bernstein Research revenues increased 3% reflecting growth in research payments."

Bernstein concluded, "Markets continue to exhibit volatility as yields have risen to generational highs. Retail investors are currently earning returns with little or no risk, leading to significant growth in cash assets industry wide. Our view remains constructive as we believe that cash assets will eventually be re-allocated into riskier assets, supporting higher investment returns over time. Our global investment teams are mindful of heightened volatility and continue to actively manage our clients' assets through ever-changing conditions.”

The firm’s cash distribution per Unit of $0.65 is payable on November 22, 2023, to holders of record of AB Holding Units at the close of business on November 6, 2023.
Market Performance
Global equity and fixed income markets declined in the third quarter of 2023.

3Q 2023
S&P 500 Total Return	(3.3)%
MSCI EAFE Total Return	(4.1)
Bloomberg Barclays US Aggregate Return	(3.2)
Bloomberg Barclays Global High Yield Index - Hedged	0.5

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Assets Under Management
($ Billions)

Total assets under management as of September 30, 2023 were $669.0 billion, down $22.5 billion, or 3%, from June 30, 2023 and up $56.3 billion, or 9%, from September 30, 2022.

	Institutional	Retail	Private Wealth	Total
Assets Under Management 9/30/2023	$296.9	$259.2	$112.9	$669.0
Net Flows for Three Months Ended 9/30/2023:
Active	($1.4)	$1.7	($0.4)	($0.1)
Passive	(2.1)	(0.1)	0.4	(1.8)
Total	($3.5)	$1.6	$—	($1.9)

Total net outflows were $1.9 billion in the third quarter, compared to net outflows of $4.0 billion in the second quarter of 2023, and net outflows of $10.5 billion in the prior year third quarter.
Institutional channel third quarter net outflows of $3.5 billion compared to net outflows of $3.2 billion in the second quarter of 2023. Institutional gross sales of $4.3 billion increased sequentially from $1.5 billion. The pipeline of awarded but unfunded Institutional mandates decreased sequentially to $12.5 billion at September 30, 2023 compared to $14.4 billion at June 30, 2023.
Retail channel third quarter net inflows of $1.6 billion compared to net outflows of $0.7 billion in the second quarter of 2023. Retail gross sales of $16.9 billion increased sequentially from $16.5 billion.
Private Wealth channel third quarter net flows were flat compared to the second quarter of 2023. Private Wealth gross sales of $4.0 billion decreased sequentially from $4.4 billion.

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Third Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by incentive compensation-related mark-to-market adjustments, acquisition-related expenses, interest expense and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings
Revenues
Third quarter net revenues of $1.0 billion increased 5% from the third quarter of 2022. The increase was due to higher investment advisory base fees, performance-based fees, net dividend and interest income and Bernstein Research revenues.
Sequentially, net revenues of $1.0 billion increased 2%. The increase was partially due to higher investment advisory base fees, performance-based fees, distribution revenues and Bernstein Research revenues, partially offset by higher investment losses and lower net dividend and interest income.
Third quarter Bernstein Research revenues of $93.9 million increased 3% compared to the prior year third quarter and increased sequentially 2%. The increase from the third quarter of 2022 and sequentially was driven by a modest growth in research payments, as customer trading remained at subdued levels.
Expenses
Third quarter operating expenses of $857 million increased 5% from $817 million in the third quarter of 2022. The increase is primarily due to higher employee compensation and benefits expense, contingent payment arrangement expense, interest on borrowings, and promotion and servicing expenses, partially offset by lower general and administrative ("G&A") expenses. Employee compensation and benefits expense increased due to higher incentive compensation and base compensation, partially offset by lower commissions and other employment costs. The increase in interest expense is driven by higher average borrowing and higher interest rates. Promotion and servicing expenses increased due to higher distribution-related payments, travel and entertainment expense ("T&E") and amortization of deferred sales commissions, partially offset by lower trade execution costs. Within G&A, the decrease was driven by lower professional fees, portfolio servicing fees and technology and related expenses, partially offset by higher valuation adjustments related to the classification of Bernstein Research Services as held for sale and office-related expenses.
Sequentially, operating expenses increased 5% from $819 million, primarily driven by higher employee compensation and benefits expense, contingent payment arrangement expense and promotion and servicing expense, partially offset by lower G&A and interest expense on borrowings. Within employee compensation and benefits, the increase was driven primarily by higher incentive compensation, base compensation and commissions, partially offset by lower fringes. Promotion and servicing expenses increased due to higher distribution-related payments and transfer fees, partially offset by lower T&E and meetings expenses. G&A expenses decreased due to lower portfolio services and valuation adjustments related to the classification of Bernstein Research Services as held for sale, partially offset by higher technology expenses.
Operating Income, Margin and Net Income Per Unit
Third quarter operating income of $175 million increased 3% from $170 million in the third quarter of 2022 and the operating margin of 17.2% in the third quarter of 2023 decreased 110 basis points from 18.3% in the third quarter of 2022.
Sequentially, operating income decreased 7% from $189 million in the second quarter of 2023 and the operating margin of 17.2% decreased 120 basis points from 18.4% in the second quarter of 2023.
Third quarter diluted net income per Unit was $0.50 compared to $0.56 in the third quarter of 2022 and $0.53 in the second quarter of 2023.

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Non-GAAP Earnings
This section discusses our third quarter 2023 non-GAAP financial results, compared to the third quarter of 2022 and the second quarter of 2023. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Revenues
Third quarter adjusted net revenues of $846 million increased 4% from $814 million in the third quarter of 2022. The increase was due to higher performance-based fees, investment advisory fees, net dividend and interest income and Bernstein Research revenues, partially offset by investment losses as compared with investment gains in the prior year period.
Sequentially, adjusted net revenues increased 3% from $823 million. The increase was primarily due to higher performance-based fees, investment advisory base fees and Bernstein Research revenues, partially offset by investment losses in the current quarter compared to investment gains in the prior period and lower net dividend and interest income.
Expenses
Third quarter adjusted operating expenses of $609 million increased 1% from $604 million in the third quarter of 2022 primarily due to higher promotion and servicing expense and employee compensation and benefits expense. Promotion and servicing expense increased due to higher T&E expense. Employee compensation and benefits expense increased due to higher incentive and base compensation, partially offset by lower commissions and other employment costs. G&A expenses were essentially flat.

Sequentially, adjusted operating expenses increased 1% from $601 million. Higher employee compensation and benefits expense was partially offset by lower promotion and servicing expense and G&A expense. Within employee compensation and benefits, the increase was driven by higher incentive compensation, commissions and base compensation, partially offset by lower fringes. Promotion and servicing expenses decreased primarily due to lower meetings and T&E expenses, partially offset by higher transfer fees. G&A expenses decreased due to lower portfolio services fees, partially offset by higher technology-related expenses.
Operating Income, Margin and Net Income Per Unit 1
Third quarter adjusted operating income of $237 million increased 13% from $210 million in the third quarter of 2022, and the adjusted operating margin of 28.0% increased 220 basis points from 25.8%.
Sequentially, adjusted operating income of $237 million increased 7% from $222 million and the adjusted operating margin of 28.0% increased 100 basis points from 27.0%.
Third quarter adjusted diluted net income per Unit was $0.65 compared to $0.64 in the third quarter of 2022 and $0.61 in the second quarter of 2023.
Headcount
As of September 30, 2023, we had 4,657 employees, including 284 new hires onboarded during the first quarter of 2023, which were previously outsourced consultants in Pune, India. Net of these hires, headcount declined year-over-year, as compared with 4,490 employees as of September 30, 2022. Headcount was 4,606 as of June 30, 2023.

1 During the second quarter of 2023, we revised adjusted operating income to exclude interest on borrowings in order to align with our industry peer group. We have recast prior periods presentation to align with the current period presentation.

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Unit Repurchases

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in millions)
Total amount of AB Holding Units Purchased/Retained (1)	1.8	—	2.3	2.6
Total Cash Paid for AB Holding Units Purchased/Retained (1)	$56.9	$1.0	$75.7	$107.7
Open Market Purchases of AB Holding Units Purchased (1)	1.8	—	1.8	2.3
Total Cash Paid for Open Market Purchases of AB Holding Units (1)	$56.9	$—	$56.9	$92.7
(1) Purchased on a trade date basis. The difference between open-market purchases and units retained reflects the retention of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

Third Quarter 2023 Earnings Conference Call Information
Management will review third quarter 2023 financial and operating results during a conference call beginning at 9:00 a.m. (CST) on Friday, October 27, 2023. The conference call will be hosted by Seth Bernstein, President & Chief Executive Officer; Karl Sprules, Chief Operating Officer; Bill Siemers, Interim Chief Financial Officer; and Onur Erzan, Head of Global Client Group & Head of Private Wealth.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at https://www.alliancebernstein.com/corporate/en/investor-relations.html at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (888) 440-3310 in the U.S. or +1 (646) 960-0513 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 6072615.

The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of third quarter 2023 financial and operating results on October 26, 2023.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2022 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of September 30, 2023, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 39.0% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 61.7% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	3Q 2023	3Q 2022	% Change	2Q 2023	% Change

GAAP revenues:
Base fees	$720,969	$700,809	2.9%	$703,371	2.5%
Performance fees	27,982	13,755	103.4	18,307	52.8
Bernstein research services	93,875	91,557	2.5	91,847	2.2
Distribution revenues	149,049	147,960	0.7	144,798	2.9
Dividends and interest	49,889	30,437	63.9	50,193	(0.6)
Investments (losses) gains	(6,694)	(3,861)	73.4	670	n/m
Other revenues	24,484	27,096	(9.6)	24,719	(1.0)
Total revenues	1,059,554	1,007,753	5.1	1,033,905	2.5
Less: Broker-dealer related interest expense	27,498	20,769	32.4	25,449	8.1
Total net revenues	1,032,056	986,984	4.6	1,008,456	2.3

GAAP operating expenses:
Employee compensation and benefits	453,619	429,842	5.5	428,079	6.0
Promotion and servicing
Distribution-related payments	155,620	152,005	2.4	150,038	3.7
Amortization of deferred sales commissions	9,585	8,341	14.9	8,767	9.3
Trade execution, marketing, T&E and other	52,289	51,594	1.3	54,138	(3.4)
General and administrative	145,388	154,961	(6.2)	149,935	(3.0)
Contingent payment arrangements	15,364	2,371	n/m	2,443	n/m
Interest on borrowings	13,209	5,309	148.8	14,672	(10.0)
Amortization of intangible assets	11,732	12,256	(4.3)	11,723	0.1
Total operating expenses	856,806	816,679	4.9	819,795	4.5
Operating income	175,250	170,305	2.9	188,661	(7.1)
Income taxes	10,010	5,239	91.1	9,901	1.1
Net income	165,240	165,066	0.1	178,760	(7.6)
Net (loss) income of consolidated entities attributable to non-controlling interests	(2,164)	(10,114)	(78.6)	3,023	n/m
Net income attributable to AB Unitholders	$167,404	$175,180	(4.4)	$175,737	(4.7)

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	3Q 2023	3Q 2022	% Change	2Q 2023	% Change

Equity in Net Income Attributable to AB Unitholders	$65,761	$63,905	2.9%	$69,121	(4.9)%
Income Taxes	8,770	7,589	15.6	8,563	2.4
Net Income	$56,991	$56,316	1.2	$60,558	(5.9)
Diluted Net Income per Unit	$0.50	$0.56	(10.7)	$0.53	(5.7)
Distribution per Unit	$0.65	$0.64	1.6	$0.61	6.6

Units Outstanding	3Q 2023	3Q 2022	% Change	2Q 2023	% Change
AB L.P.
Period-end	283,971,597	272,579,860	4.2%	285,730,404	(0.6)%
Weighted average - basic	285,359,824	272,645,828	4.7%	285,670,383	(0.1)
Weighted average - diluted	285,359,824	272,645,828	4.7%	285,670,383	(0.1)
AB Holding L.P.
Period-end	111,796,873	100,401,044	11.4%	113,555,480	(1.5)%
Weighted average - basic	113,184,935	100,465,627	12.7%	113,493,799	(0.3)
Weighted average - diluted	113,184,935	100,465,627	12.7%	113,493,799	(0.3)

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | September 30, 2023
($ Billions)
Ending and Average	Three Months Ended
	9/30/23	9/30/22
Ending Assets Under Management	$669.0	$612.7
Average Assets Under Management	$689.6	$653.9

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth	Total
Beginning of Period	$309.2	$266.6	$115.7	$691.5
Sales/New accounts	4.3	16.9	4.0	25.2
Redemption/Terminations	(2.7)	(13.6)	(4.0)	(20.3)
Net Cash Flows	(5.1)	(1.7)	—	(6.8)
Net Flows	(3.5)	1.6	—	(1.9)
Investment Performance	(8.8)	(9.0)	(2.8)	(20.6)
End of Period	$296.9	$259.2	$112.9	$669.0

Three-Month Changes By Investment Service
	Equity Active	Equity Passive(1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive(1)	Alternatives/ Multi-Asset Solutions(2)	Total
Beginning of Period	$235.9	$60.5	$202.3	$56.1	$9.4	$127.3	$691.5
Sales/New accounts	10.3	0.4	7.6	3.8	0.4	2.7	25.2
Redemption/Terminations	(9.3)	—	(7.4)	(2.6)	(0.1)	(0.9)	(20.3)
Net Cash Flows	(1.2)	(2.8)	(2.6)	0.1	0.1	(0.4)	(6.8)
Net Flows	(0.2)	(2.4)	(2.4)	1.3	0.4	1.4	(1.9)
Investment Performance	(8.9)	(2.1)	(4.9)	(1.8)	(0.4)	(2.5)	(20.6)
End of Period	$226.8	$56.0	$195.0	$55.6	$9.4	$126.2	$669.0

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$(0.2)	(2.4)	$(2.6)
Fixed Income	(1.1)	0.4	(0.7)
Alternatives/Multi-Asset Solutions (2)	1.2	0.2	1.4
Total	$(0.1)	$(1.8)	$(1.9)
(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services not included in equity or fixed income services.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$219.8	$155.2	$110.5	$485.5
Non-U.S. Clients	77.1	104.0	2.4	183.5
Total	$296.9	$259.2	$112.9	$669.0

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
(US $ Thousands, unaudited)	9/30/2023	6/30/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022

Net Revenues, GAAP basis	$1,032,056	$1,008,456	$1,024,091	$990,176	$986,984	$971,444
Exclude:
Distribution-related adjustments:
Distribution revenues	(149,049)	(144,798)	(141,078)	(137,764)	(147,960)	(153,130)
Investment advisory services fees	(16,156)	(14,005)	(15,456)	(13,112)	(12,385)	(14,357)
Pass through adjustments:
Investment advisory services fees	(14,567)	(11,046)	(9,763)	(7,730)	(11,367)	(10,043)
Other revenues	(8,661)	(8,096)	(9,343)	(10,055)	(10,505)	(9,436)
Impact of consolidated company-sponsored investment funds	1,931	(2,975)	(10,409)	(2,512)	8,837	26,573
Incentive compensation-related items	238	(4,905)	(5,443)	(16,889)	427	5,295
Adjusted Net Revenues	$845,792	$822,631	$832,599	$802,114	$814,031	$816,346

Operating Income, GAAP basis	$175,250	$188,661	$215,260	$203,741	$170,305	$192,648
Exclude:
Real estate	(206)	(206)	(206)	(206)	(206)	(206)
Incentive compensation-related items	1,354	1,103	1,608	378	622	1,463
EQH award compensation	142	215	191	134	133	164
Acquisition-related expenses	44,941	20,525	17,725	33,474	23,412	4,929
Total of non-GAAP adjustments before interest on borrowings	46,231	21,637	19,318	33,780	23,961	6,350
Interest on borrowings (1)	13,209	14,672	13,713	8,506	5,309	2,681
Sub-total of non-GAAP adjustments	59,440	36,309	33,031	42,286	29,270	9,031
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	(2,164)	3,023	9,767	5,574	(10,114)	(26,771)
Adjusted Operating Income(1)	$236,854	$221,947	$238,524	$240,453	$209,689	$228,450
Operating Margin, GAAP basis excl. non-controlling interests	17.2%	18.4%	20.1%	20.0%	18.3%	22.6%
Adjusted Operating Margin(1)	28.0%	27.0%	28.7%	30.0%	25.8%	28.0%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
($ Thousands except per Unit amounts, unaudited)	9/30/2023	6/30/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022
Net Income - Diluted, GAAP basis	$56,991	$60,558	$67,437	$63,780	$56,316	$68,141
Impact on net income of AB non-GAAP adjustments	17,077	8,124	7,401	12,394	8,373	1,630
Adjusted Net Income - Diluted	$74,068	$68,682	$74,838	$76,174	$64,689	$69,771

Diluted Net Income per Holding Unit, GAAP basis	$0.50	$0.53	$0.59	$0.59	$0.56	$0.69
Impact of AB non-GAAP adjustments	0.15	0.08	0.07	0.11	0.08	0.02
Adjusted Diluted Net Income per Holding Unit	$0.65	$0.61	$0.66	$0.70	$0.64	$0.71
(1) During the second quarter of 2023, we adjusted operating income to exclude interest on borrowings in order to align with our industry peer group. We have recast prior periods presentation to align with the current period presentation.

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. Also, we adjust for certain investment advisory and service fees passed through to our investment advisors. These fees do not affect operating income, as such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments. Also, we adjust for certain acquisition related pass through performance-based fees and performance related compensation.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (3) the equity compensation paid by EQH to certain AB executives, as discussed below, (4) acquisition-related expenses, (5) interest on borrowings and (6) the impact of consolidated company-sponsored investment funds.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. However, beginning in the fourth quarter of 2019, real estate charges (credits), while excluded in the period in which the charges (credits) are recorded, are included ratably over the remaining applicable lease term.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and

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dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth P. Bernstein, our CEO, equity awards in connection with EQH's IPO. Additionally, equity awards were granted to Mr. Bernstein and other AB executives for their membership on the EQH Management Committee. These individuals may receive additional equity or cash compensation from EQH in the future related to their service on the Management Committee. Any awards granted to these individuals by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.

Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. Acquisition-related expenses include professional fees and the recording of changes in estimates to contingent payment arrangements associated with our acquisitions. Beginning in the first quarter of 2022, acquisition-related expenses also include certain compensation-related expenses, amortization of intangible assets for contracts acquired and accretion expense with respect to contingent payment arrangements.
We adjust operating income to exclude interest on borrowings in order to align with our industry peer group.

We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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